EXHIBIT ITEM 23(j)

                        Consent of Independent Auditors

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CONSENT OF INDEPENDENT AUDITORS

Seligman Global Fund Series, Inc.:

We consent to the incorporation by reference in this Post-Effective Amendment No. 31 to Registration Statement No. 33-44186 on Form N-1A of our report dated December 15, 2000, appearing in the Annual Report to Shareholders for the year ended October 31, 2000, and our report dated June 15, 2001, appearing in the Mid-Year Report to Shareholders for the six-months ended April 30, 2001, and to the references to us under the captions "Financial Highlights" in the Prospectus and "General Information - Auditors" in the Statement of Additional Information, which are part of such Registration Statement.




DELOITTE & TOUCHE LLP
New York, New York
November 28, 2001